EX-3.6


                                        April 10, 1997





          Mr. Thomas O. Barnes
          Chairman of the Board and
          Senior Vice President - Administration
          Barnes Group Inc.
          123 Main Street
          P. O. Box 1560
          Bristol, CT  06011

          Dear Tom:

               As we have discussed, I hereby revoke the Durable Power of Attorney, to vote my shares of common stock of Barnes Group Inc., which I executed in your favor on February 1, 1994. A copy of that Durable Power of Attorney is enclosed for your reference.

               Please return the original of the February 1, 1994, Durable Power of Attorney to me in the enclosed envelope.

                                        Sincerely yours,

                                        /s/ Wallace Barnes

                                        Wallace Barnes

          WB/nej
          Enclosures 2